EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Fourth Quarter and Record Full-Year 2007 Results
WEST CHESTER, OH, January 22, 2008 – AK Steel (NYSE: AKS) today reported 2007 fourth quarter net income of $106.7 million, or $0.95 per diluted share of common stock, compared to a net loss of $49.3 million, or $0.45 per diluted share, in the 2006 fourth quarter.  The net loss in the fourth quarter of 2006 included a pre-tax, non-cash “corridor” charge of $133.2 million for actuarial losses related to the company’s retiree health care benefit plans.  There was no corridor charge in 2007.
Net sales for the fourth quarter of 2007 were $1,691.9 million on shipments of 1,568,100 tons.  Sales and shipments in the fourth quarter of 2007 were approximately 7% and 3% higher, respectively, than in the year-ago period.  The company’s average selling price was $1,079 per ton for the fourth quarter of 2007, approximately 4% higher than in the year-ago period.
Operating profit for the fourth quarter of 2007 was $153.5 million, or $98 per ton, compared to an operating loss of $81.9 million, or $54 per ton, for the fourth quarter of 2006.  Adjusted operating profit for the fourth quarter of 2006 was $51.3 million, or $34 per ton, excluding the corridor charge referred to above.
The following schedule reflects the reconciliation of the non-GAAP quarterly financial measures discussed within this news release:

	Three Months Ended
(Dollars in millions)	December 31,
	2007	2006
Reconciliation to net income (loss)
Adjusted income before income taxes (excluding items below)	$164.1	$34.5
Other postretirement benefit corridor charge	-	(133.2)
Income (loss) before income taxes	164.1	(98.7)
Income tax benefit (provision)	(57.4)	49.4
Net income (loss)	$106.7	$(49.3)

Reconciliation to operating profit (loss)
Adjusted operating profit (excluding items below)	$153.5	$51.3
Other postretirement benefit corridor charge	-	(133.2)
Operating profit (loss)	$153.5	$(81.9)

Reconciliation to operating profit (loss) per ton
Adjusted operating profit per ton (excluding items below)	$98	$34
Other postretirement benefit corridor charge	-	(88)
Operating profit (loss) per ton	$98	$(54)

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Record Full -Year Results
For the full year, AK Steel earned net income of $387.7 million, or $3.46 per diluted share in 2007, compared to net income of $12.0 million, or $0.11 per diluted share for the full year in 2006.  Net income for 2007 includes $39.8 million in one-time, pre-tax charges related to the implementation of new labor agreements at the company’s Mansfield (OH) and Middletown (OH) plants.  The 2006 net income included the corridor charge previously discussed, as well as $15.8 million of one-time charges related to the implementation of new labor agreements at the company’s Butler (PA) and Zanesville (OH) plants.
Net sales for 2007 were a record $7,003.0 million on record shipments of 6,478,700 tons, compared to net sales of $6,069.0 million and shipments of 6,168,600 tons in 2006.   Sales and shipments in 2007 were approximately 15% and 5% higher, respectively, than in the year-ago period.   AK Steel’s average selling price for 2007 rose to a record $1,081 per ton, approximately 10% higher than the 2006 average of $984 per ton.
The company had adjusted operating profit for 2007 of $664.2 million, equal to a record $103 per ton, compared to adjusted operating profit of $214.6 million, or $35 per ton, for 2006.  Including the additional charges mentioned above, 2007 operating profit was $624.4 million, or $96 per ton, compared to 2006 operating profit of $65.6 million, or $11 per ton.  AK Steel ended 2007 with a cash balance of $713.6 million.  The following schedule reflects the reconciliation of the non-GAAP financial measures discussed above:

	Twelve Months Ended
(Dollars in millions)	December 31,
	2007	2006
Reconciliation to net income
Adjusted income before income taxes (excluding items below)	$631.1	$145.9
Other postretirement benefit corridor charge	-	(133.2)
Curtailment charges	(39.8)	-
Costs associated with Butler and Zanesville labor agreements	-	(15.8)
Income (loss) before income taxes	591.3	(3.1)
Income tax benefit (provision)	(215.0)	20.8
State tax law change impact	11.4	(5.7)
Net income	$387.7	$12.0

Reconciliation to operating profit
Adjusted operating profit (excluding items below)	$664.2	$214.6
Other postretirement benefit corridor charge	-	(133.2)
Curtailment charges	(39.8)	-
Costs associated with Butler and Zanesville labor agreements	-	(15.8)
Operating profit	$624.4	$65.6

Reconciliation to operating profit per ton
Adjusted operating profit per ton (excluding items below)	$103	$35
Other postretirement benefit corridor charge	-	(22)
Costs associated with Butler and Zanesville labor agreements	-	(2)
Curtailment charges	(7)	-
Operating profit per ton	$96	$11

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2007 – Putting The Pedal To The Metal
“A year ago we set the tone for 2007 by declaring that it was time to ‘put the pedal to the metal’ in every aspect of AK Steel’s operating, customer service and financial performance,” said James L. Wainscott, chairman, president and CEO.  “Indeed, our management and employees delivered record results in every key metric, and we have taken another huge step toward realizing the potential of our company.  Importantly, shareholders were rewarded during the year with a substantial increase in the market value of AK Steel.”
First Quarter 2008 Outlook
AK Steel said it expects shipments in the first quarter of 2008 to be comparable to the fourth quarter of 2007 level.  The company anticipates that its first quarter 2008 average per-ton selling prices will be 5% to 6% higher than in the fourth quarter of 2007.  The higher per-ton selling prices are expected to be partially offset by higher raw material costs, compared to fourth quarter 2007 levels.  The company said it expects to generate an operating profit in the first quarter of 2008 of approximately $100 per ton.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequent Quarterly Reports on Form 10-Q.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Shipments (000 tons)	1,568.1	1,520.1	6,478.7	6,168.6
Selling price per ton	$1,079	$1,041	$1,081	$984

Net sales	$1,691.9	$1,582.2	$7,003.0	$6,069.0

Cost of products sold	1,432.5	1,432.1	5,919.0	5,452.7
Selling and administrative expenses	58.6	52.4	223.5	207.7
Depreciation	47.3	46.4	196.3	194.0
Other postretirement benefit corridor charge	-	133.2	-	133.2
Curtailment charges	-	-	39.8	-
Costs associated with Butler and Zanesville labor agreements	-	-	-	15.8
Total operating costs	1,538.4	1,664.1	6,378.6	6,003.4

Operating profit (loss)	153.5	(81.9)	624.4	65.6

Interest expense	11.9	22.6	68.3	89.1
Other income	22.5	5.8	35.2	20.4

Income (loss) before income taxes	164.1	(98.7)	591.3	(3.1)

Income tax provision (benefit) due to state tax law changes	0.6	-	(11.4)	5.7
Income tax provision (benefit)	56.8	(49.4)	215.0	(20.8)

Net income	$106.7	$(49.3)	$387.7	$12.0

Basic earnings per share:
Income (loss) before income taxes	$1.48	$(0.90)	$5.34	$(0.03)
Provision (benefit) for income taxes	0.52	(0.45)	1.84	(0.14)
Net income	$0.96	$(0.45)	$3.50	$0.11

Diluted earnings per share:
Income (loss) before income taxes	$1.46	$(0.90)	$5.28	$(0.03)
Provision (benefit) for income taxes	0.51	(0.45)	1.82	(0.14)
Net income	$0.95	$(0.45)	$3.46	$0.11

Weighted average shares outstanding:
Basic	111.0	110.0	110.8	109.9
Diluted	112.2	110.0	111.9	110.5

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31,	December 31,
	2007	2006

Assets
Current Assets
Cash and cash equivalents	$713.6	$519.4
Accounts and notes receivables, net	675.0	696.8
Inventories, net	646.8	857.6
Other current assets	391.4	473.7
Total Current Assets	2,426.8	2,547.5

Property, plant and equipment	5,131.1	5,021.5
Accumulated depreciation	(3,065.2)	(2,888.1)
Property, plant and equipment, net	2,065.9	2,133.4
Other	704.7	836.7

Total Assets	$5,197.4	$5,517.6

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$588.2	$567.1
Other accruals	214.0	207.4
Current portion of long-term debt	12.7	-
Current portion of pension & other postretirement benefit obligations	158.0	157.0
Total Current Liabilities	972.9	931.5

Long-term debt	652.7	1,115.2
Pension & other postretirement benefit obligations	2,537.2	2,927.6
Other liabilities	159.9	126.3

Total Liabilities	4,322.7	5,100.6

Shareholders' Equity
Common stock - 2007; authorized 200,000,000 shares of $0.01 par value each; 120,302,930 shares issued; 111,497,682 shares outstanding	1.2	1.2
Additional paid-in capital	1,867.6	1,841.4
Treasury stock - 2007; 8,805,248 shares at cost	(126.8)	(124.4)
Accumulated deficit	(915.1)	(1,296.1)
Accumulated other comprehensive loss	47.8	(5.1)
Total Shareholders' Equity	874.7	417.0

Total Liabilities and Shareholders' Equity	$5,197.4	$5,517.6

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Twelve Months Ended
	December 31,
	2007	2006

Cash Flow From Operating Activities:
Net income	$387.7	$12.0
Depreciation	196.3	194.0
Amortization	14.8	9.7
Deferred taxes	127.2	(11.3)
Contributions to the pension trust	(250.0)	(209.0)
Pension and other postretirement benefit expense
in excess of (less than) payments	(67.2)	11.0
Other postretirement benefit fourth quarter corridor charge	-	133.2
Curtailment charges and costs associated with labor agreements	39.8	15.8
Working capital	263.8	(79.0)
Other, net	(9.5)	(8.2)
Net Cash Flow From Operating Activities	702.9	68.2

Cash Flow From Investing Activities:
Capital investments	(104.4)	(76.2)
Proceeds from return of equity investments	27.4	-
Investments - net	0.3	(12.6)
Proceeds from sale of investments	-	6.5
Proceeds from draw on restricted funds for emission control expenditures	2.5	8.5
Other, net	1.2	0.2
Net Cash Flow From Investing Activities	(73.0)	(73.6)

Cash Flow From Financing Activities:
Principal payments on long-term debt	(450.0)	-
Fees related to new credit facility	(2.6)	(0.1)
Proceeds from exercise of stock options	9.2	3.3
Purchase of treasury stock	(2.4)	(0.9)
Tax benefits from stock-based compensation	6.5	-
Other, net	3.6	2.9
Net Cash Flow From Financing Activities	(435.7)	5.2

Net Increase (Decrease) in Cash	194.2	(0.2)

Cash and Cash Equivalents, Beginning	519.4	519.6

Cash and Cash Equivalents, Ending	$713.6	$519.4

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2007		2006	2007	2006
Tons Shipped by Product (000's)
Stainless/Electrical		266.4	287.7	1,072.0	1,093.9
Coated		644.4	600.0	2,665.2	2,706.7
Cold Rolled		320.1	309.8	1,325.7	1,066.4
Tubular		32.6	37.3	144.7	169.9
Subtotal Value-added Shipments		1,263.5	1,234.8	5,207.6	5,036.9

Hot Rolled		242.2	217.5	1,008.5	861.5
Secondary		62.4	67.8	262.6	270.2
Subtotal Non Value-added Shipments		304.6	285.3	1,271.1	1,131.7

Total Shipments		1,568.1	1,520.1	6,478.7	6,168.6

Shipments by Product (%)
Stainless/Electrical		17.0%	18.9%	16.5%	17.7%
Coated		41.1%	39.5%	41.1%	43.9%
Cold Rolled		20.4%	20.4%	20.5%	17.3%
Tubular		2.1%	2.4%	2.2%	2.8%
Subtotal Value-added Shipments		80.6%	81.2%	80.3%	81.7%

Hot Rolled		15.4%	14.3%	15.6%	14.0%
Secondary		4.0%	4.5%	4.1%	4.3%
Subtotal Non Value-added Shipments		19.4%	18.8%	19.7%	18.3%

Total Shipments		100.0%	100.0%	100.0%	100.0%

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